        Exhibit 10.3
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is entered into by and between Zeno Management, Inc., a Delaware corporation (the “Company”) and a wholly owned subsidiary of Zentalis Pharmaceuticals, Inc. (the “Parent”), and Kevin Bunker, Ph.D. (“Executive”), and shall be effective as of September 26, 2022 (the “Effective Date”).
WHEREAS, the Company and Executive are parties to that certain Amended and Restated Employment Agreement effective as of October 1, 2020 (as amended, the “Prior Agreement”); and
WHEREAS, the Company desires to continue to employ Executive, and Executive desires to continue employment with the Company, and to amend and restate the Prior Agreement, on the terms and conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties agree as follows:
1.    Definitions. As used in this Agreement, the following terms shall have the following meanings:

        (a)    “Board” means the Board of Directors of the Company.

        (b)    “Cause” means any of the following:
(i)     Executive’s unauthorized use or disclosure of confidential information or trade secrets of the Company or its affiliates or any material breach of a written agreement between Executive and the Company or any affiliate, including without limitation a material breach of any employment, confidentiality, non-compete, non-solicit or similar agreement;
(ii)     Executive’s commission of, indictment for or the entry of a plea of guilty or nolo contendere by Executive to, a felony under the laws of the United States or any state thereof or any crime involving dishonesty or moral turpitude (or any similar crime in any jurisdiction outside the United States);
(iii)     Executive’s gross negligence or willful misconduct or Executive’s willful or repeated failure or refusal to substantially perform assigned duties;
(iv)    any act of fraud, embezzlement, material misappropriation or dishonesty committed by Executive against the Company or its affiliates; or
(v)     any acts, omissions or statements by Executive which the Company reasonably determines to be materially detrimental or damaging to the reputation, operations, prospects or business relations of the Company or its affiliates;
provided, however, that prior to the determination that “Cause” under clauses (i), (iii), (iv) or (v) of this Section 1(b) has occurred, the Company shall (A) provide to Executive in writing, in reasonable detail, the reasons for the determination that such “Cause” exists, (B) afford Executive a reasonable opportunity to remedy any such breach, (C) provide Executive an opportunity to be heard prior to the final decision to terminate Executive’s employment hereunder for such “Cause” and (D) make any decision that such “Cause” exists in good faith.
The foregoing definition shall not in any way preclude or restrict the right of the Company or any successor or affiliate thereof to discharge or dismiss Executive for any other acts or omissions, but such other acts or omissions shall not be deemed, for purposes of this Agreement, to constitute grounds for termination for Cause.
(c)    “Change in Control” shall have the meaning ascribed to such term in the Zentalis Pharmaceuticals, Inc. 2020 Incentive Award Plan.

        (d)    “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the Treasury Regulations and other interpretive guidance issued thereunder.
    (e)    “Good Reason” means the occurrence of any of the following events or conditions without Executive’s written consent:

(i)    a change in Executive’s position or responsibilities that represents a substantial reduction in his position or responsibilities as in effect immediately prior thereto; the assignment to Executive of any duties or responsibilities that are materially inconsistent with such position or responsibilities; or any removal of Executive from or failure to reappoint or reelect Executive to any of such positions, except in connection with the termination of Executive’s services for Cause, as a result of his Permanent Disability or death, or by Executive other than for Good Reason; provided, however, that neither a change in Executive’s reporting relationship as a result of a Change in Control nor the fact that Executive’s reporting relationship is altered following a Change in Control because the Company or its successor is a wholly-owned subsidiary of another entity following such Change in Control shall alone constitute Good Reason;

            (ii)    a material reduction in Executive’s annual base salary;
            (iii)    the Company requiring Executive (without Executive’s consent) to be based at any place outside a fifty (50)-mile radius of his then-current place of employment with the Company prior to any such relocation, except for reasonably required travel on the Company’s business; or
            (iv)    any material breach by the Company or any affiliate of its obligations to Executive under any applicable employment or services agreement between Executive and the Company or such affiliate.
    Executive must provide written notice to the Company of the occurrence of any of the foregoing events or conditions without Executive’s written consent within sixty (60) days of the occurrence of such event. The Company or any successor or affiliate shall have a period of thirty (30) days to cure such event or condition after receipt of written notice of such event from Executive. Executive’s Separation from Service by reason of resignation from employment with the Company for Good Reason must occur within thirty (30) days following the expiration of the foregoing thirty (30) day cure period.
    (f)    “Involuntary Termination” means (i) Executive’s Separation from Service by reason of Executive’s discharge by the Company other than for Cause, or (ii) Executive’s Separation from Service by reason of Executive’s resignation of employment with

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the Company for Good Reason. Executive’s Separation from Service by reason of Executive’s death or discharge by the Company following Executive’s Permanent Disability shall not constitute an Involuntary Termination.
    (g)    Executive’s “Permanent Disability” shall be deemed to have occurred if Executive shall become physically or mentally incapacitated or disabled or otherwise unable fully to discharge his duties hereunder for a period of ninety (90) consecutive calendar days or for one hundred twenty (120) calendar days in any one hundred eighty (180) calendar-day period. The existence of Executive’s Permanent Disability shall be determined by the Company on the advice of a physician chosen by the Company and the Company reserves the right to have Executive examined by a physician chosen by the Company at the Company’s expense.
         (h)     “Separation from Service,” with respect to Executive, means Executive’s “separation from service,” as defined in Treasury Regulation Section 1.409A-1(h).
        (i)    “Stock Awards” means all stock options, restricted stock and such other awards granted pursuant to the Company’s stock option and equity incentive award plans or agreements and any shares of stock issued upon exercise thereof, including the Options.
2.        Services to Be Rendered.
    (a)    Duties and Responsibilities. On and as of the Effective Date, Executive shall cease serving as Chief Operating Officer of the Company and commence serving as Chief Scientific Officer of the Company. In the performance of such duties, Executive shall report directly to, and shall be subject to the direction of, the Chief Executive Officer of the Company (the “CEO”) and to such limits upon Executive’s authority as the CEO may from time to time impose. In the event of the CEO’s unavailability or incapacity, Executive shall report directly to the Board. Executive hereby consents to serve as an officer and/or director of the Company, Parent or any subsidiary or affiliate thereof without any additional salary or compensation, if so requested by the Board or the CEO. Executive shall be employed by the Company on a full time basis. Executive’s primary place of work shall be the Company’s offices in San Diego, California. Executive will also be expected to travel to the Company’s locations as needed in connection with his duties. Executive shall be subject to and comply with the policies and procedures generally applicable to senior executives of the Company to the extent the same are not inconsistent with any term of this Agreement.
    (b)    Exclusive Services. Executive shall at all times faithfully, industriously and to the best of his ability, experience and talent perform all of the duties that may be assigned to Executive hereunder and shall devote substantially all of his productive time and efforts to the performance of such duties. Subject to the terms of the Proprietary Information and Inventions Agreement referred to in Section 5(b), this shall not preclude Executive from (i) serving on industry, trade, civic, or charitable boards or committees; (ii) managing personal, family and other investments; (iii) serving in an advisory capacity for any entity; or (iv) serving on the board of directors or other similar governance body of any entity; provided that such activities do not interfere with his duties to the Company, as determined in good faith by the CEO or the Board.
3.    Compensation and Benefits. The Company shall pay or provide, as the case may be, to Executive the compensation and other benefits and rights set forth in this Section 3.

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(a)    Base Salary. The Company shall pay to Executive a base salary of $552,500 per year, payable in accordance with the Company’s usual pay practices (and in any event no less frequently than monthly). Executive’s base salary shall be subject to review annually by and at the sole discretion of the Board or its designee. For the avoidance of doubt, Executive’s base salary shall be subject to review as part of the 2022 annual review cycle.
(b)    Annual Bonus. Executive shall participate in any annual bonus plan that the Board or its designee may approve for the senior executives of the Company. In addition to Executive’s base salary, Executive may be eligible to earn, for each fiscal year of the Company ending during the term of Executive’s employment with the Company, an annual cash performance bonus under the Company’s bonus plan, as approved from time to time by the Board. Executive’s target bonus under any such annual bonus plan shall be fifty percent (50%) of Executive’s base salary actually paid for the year to which such annual bonus relates (the “Target Bonus”). Executive’s actual annual bonus will be determined on the basis of Executive’s and/or the Company’s or its affiliates’ attainment of financial or other performance criteria established by the Board or its designee in accordance with the terms and conditions of such bonus plan. Except as otherwise provided in this Agreement, Executive must be employed by the Company on the date of payment of such annual bonus in order to be eligible to receive such annual bonus. Executive hereby acknowledges and agrees that nothing contained herein confers upon Executive any right to an annual bonus in any year, and that whether the Company pays Executive an annual bonus and the amount of any such annual bonus will be determined by the Company in its sole discretion.
(c)    Benefits. Executive shall be entitled to participate in benefits under the Company’s benefit plans and arrangements, including, without limitation, any employee benefit plan or arrangement made available in the future by the Company to its senior executives, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. The Company shall have the right to amend or delete any such benefit plan or arrangement made available by the Company to its senior executives and not otherwise specifically provided for herein.
(d)    Expenses. The Company shall reimburse Executive for reasonable out-of-pocket business expenses incurred in connection with the performance of his duties hereunder, subject to such policies as the Company may from time to time establish, and Executive furnishing the Company with evidence in the form of receipts satisfactory to the Company substantiating the claimed expenditures.
(e)        Paid Time Off. Executive shall be entitled to such periods of paid time off (“PTO”) each year as provided from time to time under the Company’s PTO policy and as otherwise provided for senior executive officers; provided, however, that Executive shall be entitled to a minimum of twenty (20) days of PTO per year.
(f)    Equity Award. On October 3, 2022, Executive will be granted stock options to purchase 50,000 shares of the common stock of Parent (the “Options”). The Options will have an exercise price equal to the fair market value of Parent’s common stock on the date of grant. The Options will be subject to the terms and conditions of the Zentalis Pharmaceuticals, Inc. 2020 Incentive Award Plan, as amended, pursuant to which they will be granted and Executive’s award agreement. The Options shall vest over a four (4)-year vesting

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schedule, with twenty-five percent (25%) of the Options vesting on the first anniversary of the Effective Date and the remaining Options vesting in equal monthly installments over the three (3) years thereafter, subject to Executive’s continued employment or service through the applicable vesting date.
(g)    Equity and Other Benefit Plans. Executive shall be entitled to participate in any equity or other employee benefit plan that is generally available to senior executive officers of the Company including, for the avoidance of doubt, any equity plan generally available to senior executive officers of the Company as part of the 2022 annual review cycle. Except as otherwise provided in this Agreement, Executive’s participation in and benefits under any such plan shall be on the terms and subject to the conditions specified in the governing document of the particular plan.
4.    Severance. Executive shall be entitled to receive benefits upon a Separation from Service only as set forth in this Section 4:
(a)    At-Will Employment; Termination. The Company and Executive acknowledge that Executive’s employment is and shall continue to be at-will, as defined under applicable law, and that Executive’s employment with the Company may be terminated by either party at any time for any or no reason, with or without notice. If Executive’s employment terminates for any reason, Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided in this Agreement. Executive’s employment under this Agreement shall be terminated immediately on the death of Executive.
(b)    Severance Upon Involuntary Termination. Subject to Sections 4(d) and 9(o) and Executive’s continued compliance with Section 5, if Executive’s employment is Involuntarily Terminated, Executive shall be entitled to receive, in lieu of any severance benefits to which Executive may otherwise be entitled under any severance plan or program of the Company, the benefits provided below:
    (i)    the Company shall pay to Executive his fully earned but unpaid base salary, when due, through the date of Executive’s Involuntary Termination at the rate then in effect, accrued and unused PTO, plus all other benefits, if any, under any Company group retirement plan, nonqualified deferred compensation plan, equity award plan or agreement, health benefits plan or other Company group benefit plan to which Executive may be entitled pursuant to the terms of such plans or agreements at the time of Executive’s Involuntary Termination (the “Accrued Obligations”);
    (ii)    Executive shall be entitled to receive severance pay in an amount equal to (A) Executive’s monthly base salary as in effect immediately prior to the date of Executive’s Involuntary Termination, multiplied by (B) twelve (12), which amount shall be payable in a lump sum sixty (60) days following Executive’s Involuntary Termination;
(iii)    Executive shall be entitled to receive Executive’s Target Bonus for the year in which Executive’s Involuntary Termination occurs, prorated for the portion of the year that has expired prior to the date of Executive’s Involuntary Termination, which amount shall be payable in a lump sum sixty (60) days following Executive’s Involuntary Termination;

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    (iv)     for the period beginning on the date of Executive’s Involuntary Termination and ending on the date which is twelve (12) full months following the date of Executive’s Involuntary Termination (or, if earlier, (A) the date on which the applicable continuation period under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) expires or (B) the date Executive becomes eligible to receive the equivalent or increased healthcare coverage by means of subsequent employment or self-employment) (such period, the “COBRA Coverage Period”), if Executive and/or his eligible dependents who were covered under the Company’s health insurance plans as of the date of Executive’s Involuntary Termination elect to have COBRA coverage and are eligible for such coverage, the Company shall pay for or reimburse Executive on a monthly basis for an amount equal to (1) the monthly premium Executive and/or his covered dependents, as applicable, are required to pay for continuation coverage pursuant to COBRA for Executive and/or his eligible dependents, as applicable, who were covered under the Company’s health plans as of the date of Executive’s Involuntary Termination (calculated by reference to the premium as of the date of Executive’s Involuntary Termination) less (2) the amount Executive would have had to pay to receive group health coverage for Executive and/or his covered dependents, as applicable, based on the cost sharing levels in effect on the date of Executive’s Involuntary Termination. If any of the Company’s health benefits are self-funded as of the date of Executive’s Involuntary Termination, or if the Company cannot provide the foregoing benefits in a manner that is exempt from Section 409A (as defined below) or that is otherwise compliant with applicable law (including, without limitation, Section 2716 of the Public Health Service Act), instead of providing the payments or reimbursements as set forth above, the Company shall instead pay to Executive the foregoing monthly amount as a taxable monthly payment for the COBRA Coverage Period (or any remaining portion thereof). Executive shall be solely responsible for all matters relating to continuation of coverage pursuant to COBRA, including, without limitation, the election of such coverage and the timely payment of premiums. Executive shall notify the Company immediately if Executive becomes eligible to receive the equivalent or increased healthcare coverage by means of subsequent employment or self-employment.
        (v)    (A) in the event of Executive’s Involuntary Termination within eighteen (18) months following a Change in Control, the Target Bonus payable pursuant to clause (iii) shall not be subject to proration, which amount shall be payable as provided in clause (iii) above, and (B) in the event of Executive’s Involuntary Termination at any time following a Change in Control, all of Executive’s Stock Awards will vest on an accelerated basis effective as of the date of Executive’s Involuntary Termination. The foregoing provisions are hereby deemed to be a part of each Stock Award and to supersede any less favorable provision in any agreement or plan regarding such Stock Award (and, for the avoidance of doubt, if any Stock Award is subject to more favorable vesting pursuant to any agreement or plan regarding such Stock Award, such more favorable provisions shall continue to apply and shall not be limited by this clause (v)).
(c)    Termination for Cause, Voluntary Resignation Without Good Reason, Death or Termination for Permanent Disability. In the event of Executive’s termination of employment as a result of Executive’s discharge by the Company for Cause, Executive’s resignation without Good Reason, Executive’s death or Executive’s termination of employment following Executive’s Permanent Disability, the Company shall not have any other or further obligations to Executive under this Agreement (including any financial obligations) except that Executive shall be entitled to receive the Accrued Obligations. The foregoing shall be in addition

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to, and not in lieu of, any and all other rights and remedies which may be available to the Company under the circumstances, whether at law or in equity.
(d)    Release. As a condition to Executive’s receipt of any post-termination benefits pursuant to Section 4(b) above, Executive (or, in the event of Executive’s incapacity as a result of his Permanent Disability, Executive’s legal representative) shall execute and not revoke a general release of all claims in favor of the Company and its affiliates (the “Release”) in the form attached hereto as Exhibit A. In the event the Release does not become effective within the fifty-five (55) day period following the date of Executive’s Involuntary Termination, Executive shall not be entitled to the aforesaid payments and benefits.
        (e)    Exclusive Remedy. Except as otherwise expressly required by law (e.g., COBRA) or as specifically provided herein, all of Executive’s rights to salary, severance, benefits, bonuses and other amounts hereunder (if any) accruing after the termination of Executive’s employment shall cease upon such termination. In the event of Executive’s termination of employment with the Company, Executive’s sole remedy shall be to receive the payments and benefits described in this Section 4. In addition, Executive acknowledges and agrees that he is not entitled to any reimbursement by the Company for any taxes payable by Executive as a result of the payments and benefits received by Executive pursuant to this Section 4, including, without limitation, any excise tax imposed by Section 4999 of the Code. Any payments made to Executive under this Section 4 shall be inclusive of any amounts or benefits to which Executive may be entitled pursuant to the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Sections 2101 et seq., and the Department of Labor regulations thereunder, or any similar state statute.
        (f)    No Mitigation. Except as otherwise provided in Section 4(b)(iv) above, Executive shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 4 be reduced by any compensation earned by Executive as the result of employment by another employer or self-employment or by retirement benefits; provided, however, that loans, advances or other amounts owed by Executive to the Company may be offset by the Company against amounts payable to Executive under this Section 4.
(g)    Return of the Company’s Property. In the event of Executive’s termination of employment for any reason, the Company shall have the right, at its option, to require Executive to vacate his offices prior to or on the effective date of separation and to cease all activities on the Company’s behalf. Upon Executive’s termination of employment in any manner, as a condition to Executive’s receipt of any severance benefits described in this Agreement, Executive shall immediately surrender to the Company all lists, books and records of, or in connection with, the Company’s business, and all other property belonging to the Company, it being distinctly understood that all such lists, books and records, and other documents, are the property of the Company. Executive shall deliver to the Company a signed statement certifying compliance with this Section 4(g) prior to the receipt of any severance benefits described in this Agreement.
5.    Certain Covenants.

(a)    Noncompetition. Except as may otherwise be approved by the Board, during the term of Executive’s employment, Executive shall not have any ownership interest (of

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record or beneficial) in, or have any interest as an employee, salesman, consultant, officer or director in, or otherwise aid or assist in any manner, any firm, corporation, partnership, proprietorship or other business that engages in any county, city or part thereof in the United States and/or any foreign country in a business which competes directly or indirectly (as determined by the Board) with the Company’s business in such county, city or part thereof, so long as the Company, or any successor in interest of the Company to the business and goodwill of the Company, remains engaged in such business in such county, city or part thereof or continues to solicit customers or potential customers therein; provided, however, that Executive may own, directly or indirectly, solely as an investment, securities of any entity which are traded on any national securities exchange if Executive (i) is not a controlling person of, or a member of a group which controls, such entity; or (ii) does not, directly or indirectly, own one percent (1%) or more of any class of securities of any such entity.
(b)    Confidential Information. Executive and the Company have entered into the Company’s standard proprietary information and inventions assignment agreement (the “Proprietary Information and Inventions Agreement”). Executive agrees to perform each and every obligation of Executive therein contained.
(c)    Solicitation of Employees. During the term of Executive’s employment or service and for one (1) year thereafter (the “Restricted Period”), Executive will not, either directly or through others, solicit or attempt to solicit any employee, independent contractor or consultant of the Company or its affiliates to terminate his relationship with the Company or its affiliates in order to become an employee, consultant or independent contractor to or for any other person or entity, or otherwise encourage or solicit any employee of the Company or its affiliates to leave the Company or such affiliates for any reason or to devote less than all of any such employee’s efforts to the affairs of the Company; provided that the foregoing shall not affect any responsibility Executive may have as an employee of the Company with respect to the bona fide hiring and firing of Company personnel.
(d)    Solicitation of Consultants. Executive shall not during the term of Executive’s employment or service and for the Restricted Period, directly or indirectly, hire, solicit or encourage to cease work with the Company or any of its affiliates any consultant then under contract with the Company or any of its affiliates.
(e)    Nondisparagement. Executive agrees that neither he nor anyone acting by, through, under or in concert with him shall disparage or otherwise communicate negative statements or opinions about the Company, Parent, or their respective board members, officers, employees or businesses. The Company agrees that neither its Board members nor officers, nor the board members or officers of Parent, shall disparage or otherwise communicate negative statements or opinions about Executive. Except as may be required by law, neither Executive, nor any member of Executive’s family, nor anyone else acting by, through, under or in concert with Executive will disclose to any individual or entity (other than Executive’s legal or tax advisors) the terms of this Agreement.
(f)    Rights and Remedies Upon Breach. If Executive breaches or threatens to commit a breach of any of the provisions of this Section 5 (the “Restrictive Covenants”), the Company shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity:
(i)    Specific Performance. The right and remedy to have the Restrictive Covenants specifically enforced by any court having equity jurisdiction, all without the need to post a bond or any other security or to prove any amount of actual damage or that

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money damages would not provide an adequate remedy, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide adequate remedy to the Company; and
(ii)    Accounting and Indemnification. The right and remedy to require Executive (A) to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by Executive or any associated party deriving such benefits as a result of any such breach of the Restrictive Covenants; and (B) to indemnify the Company against any other losses, damages (including special and consequential damages), costs and expenses, including actual attorneys’ fees and court costs, which may be incurred by them and which result from or arise out of any such breach or threatened breach of the Restrictive Covenants.
(g)    Severability of Covenants/Blue Pencilling. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions. If any court determines that any of the Restrictive Covenants, or any part thereof, are unenforceable because of the duration of such provision or the area covered thereby, such court shall have the power to reduce the duration or area of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced. Executive hereby waives any and all right to attack the validity of the Restrictive Covenants on the grounds of the breadth of their geographic scope or the length of their term.
(h)    Enforceability in Jurisdictions. The Company and Executive intend to and do hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of such covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants wholly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the Company and Executive that such determination not bar or in any way affect the right of the Company to the relief provided above in the courts of any other jurisdiction within the geographical scope of such covenants, as to breaches of such covenants in such other respective jurisdictions, such covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.
(i)    Whistleblower Provision. Nothing herein shall be construed to prohibit Executive from communicating directly with, cooperating with, or providing information to, any government regulator, including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, or the U.S. Department of Justice. Executive acknowledges that the Company has provided Executive with the following notice of immunity rights in compliance with the requirements of the Defend Trade Secrets Act: (i) Executive shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of proprietary information that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, (ii) Executive shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of proprietary information that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and (iii) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the proprietary information to Executive’s attorney and use the proprietary information in the court proceeding, if Executive files any document containing the proprietary information under seal, and does not disclose the proprietary information, except pursuant to court order.
(j)    Definitions. For purposes of this Section 5, the term “Company” means not only Zeno Management, Inc., but also Parent as well as any company, partnership or entity

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which, directly or indirectly, controls, is controlled by or is under common control with Zeno Management, Inc.
6.    Insurance; Indemnification.
    (a)    Insurance. The Company shall have the right to take out life, health, accident, “key-man” or other insurance covering Executive, in the name of the Company and at the Company’s expense in any amount deemed appropriate by the Company. Executive shall assist the Company in obtaining such insurance, including, without limitation, submitting to any required examinations and providing information and data required by insurance companies.
    (b)    Indemnification. Executive will be provided with indemnification against third party claims related to his work for the Company to the extent permitted by Delaware law. The Company shall provide Executive with directors and officers liability insurance coverage at least as favorable as that which the Company may maintain from time to time for other executive officers.
7.    Arbitration. Any dispute, claim or controversy based on, arising out of or relating to Executive’s employment or this Agreement shall be settled by final and binding arbitration in San Diego, California, before a single neutral arbitrator in accordance with the JAMS Employment Arbitration Rules and Procedures (the “Rules”), and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction. The Rules may be found online at www.jamsadr.com and will be provided to Executive upon request. If the parties are unable to agree upon an arbitrator, one shall be appointed by JAMS in accordance with its Rules. Each party shall pay the fees of its own attorneys, the expenses of its witnesses and all other expenses connected with presenting its case; provided, however, Executive and the Company agree that, to the extent permitted by law, the arbitrator may, in his or her discretion, award reasonable attorneys’ fees to the prevailing party; provided, further, that the prevailing party shall be reimbursed for such fees, costs and expenses within forty-five (45) days following any such award, but in no event later than the last day of Executive’s taxable year following the taxable year in which the fees, costs and expenses were incurred; provided, further, that the parties’ obligations pursuant to this sentence shall terminate on the tenth (10th) anniversary of the date of Executive’s termination of employment. Other costs of the arbitration, including the cost of any record or transcripts of the arbitration, JAMS administrative fees, the fee of the arbitrator, and all other fees and costs, shall be borne by the Company. This Section 7 is intended to be the exclusive method for resolving any and all claims by the parties against each other for payment of damages under this Agreement or relating to Executive’s employment; provided, however, that Executive shall retain the right to file administrative charges with or seek relief through any government agency of competent jurisdiction, and to participate in any government investigation, including but not limited to (a) claims for workers’ compensation, state disability insurance or unemployment insurance; (b) administrative claims brought before any state or federal governmental authority; provided, however, that any appeal from an award or from denial of an award of wages and/or waiting time penalties shall be arbitrated pursuant to the terms of this Agreement; and (c) claims for administrative relief from the United States Equal Employment Opportunity Commission and/or any similar state agency in any applicable jurisdiction); provided, further, that Executive shall not be entitled to obtain any monetary relief through such agencies other than workers’ compensation benefits or unemployment insurance benefits. This

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Agreement shall not limit either party’s right to obtain any provisional remedy, including, without limitation, injunctive or similar relief, from any court of competent jurisdiction as may be necessary to protect their rights and interests pending the outcome of arbitration, including without limitation injunctive relief, in any court of competent jurisdiction. Seeking any such relief shall not be deemed to be a waiver of such party’s right to compel arbitration. Both Executive and the Company expressly waive their right to a jury trial.
8.    General Relationship. Executive shall be considered an employee of the Company within the meaning of all federal, state and local laws and regulations including, but not limited to, laws and regulations governing unemployment insurance, workers’ compensation, industrial accident, labor and taxes.
9.    Miscellaneous.
(a)    Modification; Prior Claims. This Agreement and the Proprietary Information and Inventions Agreement (and the other documents referenced therein) set forth the entire understanding of the parties with respect to the subject matter hereof, and supersede all existing agreements between them concerning such subject matter, including the Prior Agreement. This Agreement may be amended or modified only with the written consent of Executive and an authorized representative of the Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.
(b)    Assignment; Assumption by Successor. The rights of the Company under this Agreement may, without the consent of Executive, be assigned by the Company, in its sole and unfettered discretion, to any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company. The Company will require any successor (whether direct or indirect, by purchase, merger or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and to agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; provided, however, that no such assumption shall relieve the Company of its obligations hereunder.  As used in this Agreement, the “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.
(c)    Survival. The covenants, agreements, representations and warranties contained in or made in Sections 4, 5, 6, 7 and 9 of this Agreement shall survive Executive’s termination of employment.
(d)    Third-Party Beneficiaries. Except as expressly set forth herein, this Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement.
(e)    Waiver. The failure of either party hereto at any time to enforce performance by the other party of any provision of this Agreement shall in no way affect such party’s rights thereafter to enforce the same, nor shall the waiver by either party of any breach of any provision hereof be deemed to be a waiver by such party of any other breach of the same or any other provision hereof.
(f)    Section Headings. The headings of the several sections in this Agreement are inserted solely for the convenience of the parties and are not a part of and are not intended to govern, limit or aid in the construction of any term or provision hereof.

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(g)    Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by email, telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to Executive at the address listed on the Company’s personnel records and to the Company at its principal place of business, or such other address as either party may specify in writing.
(h)    Severability. All Sections, clauses and covenants contained in this Agreement are severable, and in the event any of them shall be held to be invalid by any court, this Agreement shall be interpreted as if such invalid Sections, clauses or covenants were not contained herein.
(i)    Governing Law and Venue. This Agreement is to be governed by and construed in accordance with the laws of the State of California applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof. Except as provided in Sections 5 and 7, any suit brought hereon shall be brought in the state or federal courts sitting in San Diego County, California, the parties hereto hereby waiving any claim or defense that such forum is not convenient or proper. Each party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by California law.
(j)    Non-transferability of Interest. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement shall be assignable or transferable except through a testamentary disposition or by the laws of descent and distribution upon the death of Executive. Any attempted assignment, transfer, conveyance, or other disposition (other than as aforesaid) of any interest in the rights of Executive to receive any form of compensation to be made by the Company pursuant to this Agreement shall be void.
(k)    Gender. Where the context so requires, the use of the masculine gender shall include the feminine and/or neuter genders and the singular shall include the plural, and vice versa, and the word “person” shall include any corporation, firm, partnership or other form of association.
(l)    Counterparts; Facsimile or .pdf Signatures. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement. This Agreement may be executed and delivered by facsimile or by .pdf file and upon such delivery the facsimile or .pdf signature will be deemed to have the same effect as if the original signature had been delivered to the other party.
(m)    Construction. The language in all parts of this Agreement shall in all cases be construed simply, according to its fair meaning, and not strictly for or against any of the parties hereto. Without limitation, there shall be no presumption against any party on the ground that such party was responsible for drafting this Agreement or any part thereof.
(n)    Withholding and Other Deductions. All compensation payable to Executive hereunder shall be subject to such deductions as the Company is from time to time required to make pursuant to law, governmental regulation or order.
(o)    Code Section 409A.

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        (i)    This Agreement is not intended to provide for any deferral of compensation subject to Section 409A of the Code, and, accordingly, the severance payments payable under Section 4(b)(ii), (iii) and (v) shall be paid no later than the later of: (A) the fifteenth (15th) day of the third month following Executive’s first taxable year in which such amounts are no longer subject to a substantial risk of forfeiture, and (B) the fifteenth (15th) day of the third month following first taxable year of the Company in which such amounts are is no longer subject to substantial risk of forfeiture, as determined in accordance with Code Section 409A and any Treasury Regulations and other guidance issued thereunder. To the extent applicable, this Agreement shall be interpreted in accordance with Code Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder. Each series of installment payments made under this Agreement is hereby designated as a series of “separate payments” within the meaning of Section 409A of the Code. For purposes of this Agreement, all references to Executive’s “termination of employment” shall mean Executive’s Separation from Service.
        (ii)    If Executive is a “specified employee” (as defined in Section 409A of the Code), as determined by the Company in accordance with Section 409A of the Code, on the date of Executive’s Separation from Service, to the extent that the payments or benefits under this Agreement are subject to Section 409A of the Code and the delayed payment or distribution of all or any portion of such amounts to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, then such portion deferred pursuant to this Section 9(o)(ii) shall be paid or distributed to Executive in a lump sum on the earlier of (A) the date that is six (6)-months following Executive’s Separation from Service, (B) the date of Executive’s death or (C) the earliest date as is permitted under Section 409A of the Code. Any remaining payments due under the Agreement shall be paid as otherwise provided herein.
(iii)    To the extent applicable, this Agreement shall be interpreted in accordance with the applicable exemptions from Section 409A of the Code. If Executive and the Company determine that any payments or benefits payable under this Agreement intended to comply with Sections 409A(a)(2), (3) and (4) of the Code do not comply with Section 409A of the Code, Executive and the Company agree to amend this Agreement, or take such other actions as Executive and the Company deem reasonably necessary or appropriate, to comply with the requirements of Section 409A of the Code and the Treasury Regulations thereunder (and any applicable transition relief) while preserving the economic agreement of the parties. To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner that no payments payable under this Agreement shall be subject to an “additional tax” as defined in Section 409A(a)(1)(B) of the Code.
(iv)    Any reimbursement of expenses or in-kind benefits payable under this Agreement shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv) and shall be paid on or before the last day of Executive’s taxable year following the taxable year in which Executive incurred the expenses. The amount of expenses reimbursed or in-kind benefits payable during any taxable year of Executive’s shall not affect the amount eligible for reimbursement or in-kind benefits payable in any other taxable year of Executive’s, and

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Executive’s right to reimbursement for such amounts shall not be subject to liquidation or exchange for any other benefit.
[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.
                    Zeno Management, Inc.

                    By: /s/ Kimberly Blackwell
                        Name:     Kimberly Blackwell, M.D.
                        Title:     Chief Executive Officer

                    Executive

                     /s/ Kevin Bunker
                        Kevin Bunker, Ph.D.
[SIGNATURE PAGE TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT]

EXHIBIT A

GENERAL RELEASE OF CLAIMS

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